Exhibit (c) (1)

                                                         July 16, 1998


DLJ Merchant Banking II, Inc.
277 Park Avenue
New York, N.Y.   10172


Attention:  Mr. Thompson Dean
            Managing Partner

Gentlemen:

               You have advised DLJ Bridge Finance, Inc., a Delaware corporation ("DLJ Bridge"), that DeCrane Acquisition Corporation ("Acquisitionco"), a company to be formed by DLJ Merchant Banking Partners II, Inc. and its affiliates ("DLJMB" or the "Equity Investor") as a wholly-owned subsidiary of [Holdco II] ("Holdco II"), which is a wholly-owned subsidiary of Holdings ("Holdco I"), both Holdco I and Holdco II to be formed by DLJMB, proposes to acquire (the "Acquisition") DeCrane Aircraft Holdings, Inc. (the "Company" or the "Target") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into between Acquisitionco and the Company. Pursuant to the Merger Agreement, Acquisitionco will commence a tender offer for all the shares of the Company at a price of $23.00 per share, net to the seller in cash (the "Tender Offer"). Following successful completion of the Tender Offer, Acquisitionco will merge (the "Merger") with and into the Company and all the shares of common stock of the Company not purchased in the Tender Offer will be converted into the right to receive $23.00 per share in cash in the Merger. We understand that upon consummation of the Merger, Holdco II will be merged (the "Holdco Merger") with and into the Company. We further understand that the total purchase price for the Acquisition will not exceed $182.0 million. In addition, in connection with the Tender Offer and the Merger, (i) the Company will refinance (the "Refinancing") approximately $93.8 million of currently outstanding indebtedness of the Target and its subsidiaries; and (ii) the Company will pay estimated fees and expenses in connection with the Tender Offer, the Merger, the Holdco Merger, the Refinancing, and related transactions of approximately $13.8 million (the "Expenses"). As used herein, the term "Transaction" shall refer, collectively, to the Tender Offer, the Merger, the Holdco Merger, the Refinancing, and the Expenses. Furthermore, as used herein, the term "Credit Group" shall refer, collectively, to Holdco I, Holdco II, Acquisitionco, the Target, and the Company and their respective subsidiaries.

               We understand that the total cash proceeds required to consummate the Transaction are approximately $289.6 million which will be financed with the proceeds of the following: (i) borrowings by Holdco II under a senior secured term loan of $80.0 million (the "Term Loan Facility"); (ii) borrowings by Holdco II of approximately $4.5 million (or, prior to the availability of the cash of the Target referred to in (vi) below, up to $10.6 million) under a $50.0 million senior secured revolving credit facility (the "Revolving Credit Facility," and collectively with the Term Loan Facility, the "Bank Facilities"); (iii) the issuance by Holdco II, for cash, of not more than $100.0 million of senior subordinated increasing rate notes (the "Subordinated Bridge Notes"); (iv) the issuance by Holdco I, for cash, of not more than $34.0 million of senior pay-in-kind increasing rate notes (the "Holdco Bridge Notes" and together with the Subordinated Bridge Notes, the "Bridge Securities"); (v) the issuance, for cash proceeds of not less than $65.0 million, of common equity of Holdco I (the "Common Stock") to be purchased by the Equity Investor; and (vi) after the consummation of the Merger, cash on hand of the Target of $6.1 million.

               DLJ Bridge hereby commits (the "Commitment") that it or one of its affiliates will purchase at the request of Holdco I and Holdco II: (i) up to $100.0 million of Subordinated Bridge Notes; and (ii) up to $34.0 million of Holdco Bridge Notes, the proceeds of which will be used to finance, in part, the consummation of the Transaction.

               You have advised us that a copy of this letter (the "Bridge Commitment Letter"), and the attached Summary of Terms and Conditions (the "Summary of Terms and Conditions"), which is incorporated into and made a part of this Bridge Commitment Letter, will be provided to the Target but that you understand that our obligation to purchase any Bridge Securities is subject expressly to (i) the execution and delivery of definitive documentation, including without limitation one or more definitive securities purchase agreements (the "Securities Purchase Agreement"), reasonably satisfactory to us and covering the matters expressly referred to herein and such other customary matters as we may reasonably request (collectively, the "Definitive Documents"); and (ii) the satisfaction of the other conditions precedent set out in the Summary of Terms and Conditions.

               The Equity Investor agrees to pay, or cause a member of the Credit Group to pay, to DLJ Bridge the fees set forth in the bridge financing fee letter (the "Fee Letter") executed by the parties hereto on the date hereof in accordance with the terms of the Fee Letter.

               The Commitment is not assignable by you other than to the issuers of the Bridge Securities. Nothing in this Bridge Commitment Letter, expressed or implied, shall give any person, other than the parties hereto and the issuers of the Bridge Securities, any benefit or any legal or equitable right, remedy or claim under this Bridge Commitment Letter.

               The Equity Investor agrees to, or to cause a member of the Credit Group to, indemnify and hold the DLJ Bridge Group, as defined in Exhibit A hereto, harmless to the extent set forth in Exhibit A to this Bridge Commitment Letter, and, upon demand from time to time, to reimburse DLJ Bridge for all reasonable out-of-pocket costs, expenses and other payments, including but not limited to reasonable legal fees and disbursements incurred or made in connection with the Commitment, and the preparation, execution and delivery of the Definitive Documents, regardless of whether or not the Definitive Documents are executed, or the Commitment expires or is terminated.

               The Equity Investor hereby represents that, based on such review as has been performed by it, to its knowledge (a) all information, other than Projections based on such review as has been (as defined below), which has been made available to DLJ Bridge by the Equity Investor, the Credit Group or any of their representatives in connection with the transactions contemplated hereby (together with information hereafter made available, the "Information"), as supplemented as contemplated by the next sentence, taken as a whole, is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects and does not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning the Credit Group that have been or are hereafter made available to DLJ Bridge by the Equity Investor, the Credit Group or any of their representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. The Equity Investor agrees to supplement the Information and Projections, to the extent the Equity Investor has been furnished with such Information and Projections, from time to time until the closing of the Transaction so that the representation and warranty in the preceding sentence is correct on the closing date.

               Until the successful completion of the Tender Offer, the Equity Investor will be liable for its obligations set forth herein and upon such closing, the Equity Investor shall be released from such obligations to the extent that Holdco II has expressly assumed such obligations.

               This Bridge Commitment Letter and the attached Summary of Terms and Conditions set forth the entire understanding of the parties as to the scope of the Commitment and DLJ Bridge's obligations thereunder.
The Commitment will expire at 5:00 PM New York City time on July 17, 1998 unless accepted prior to such time. The Commitment will also expire at the earlier of (i) the termination of the Merger Agreement; (ii) the closing of the Tender Offer without the funding of any Bridge Securities; (iii) the commencement by the Equity Investor or any member of the Credit Group of the marketing of any securities relating to the Transaction for which Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") or one of its affiliates is not sole manager or sole agent, or, in the case of any bank-style senior financing, syndication agent or arranger, as the case may be; or (iv) 5:00 PM New York City time on October 31, 1998 if the closing of the Tender Offer has not occurred by such time.

               This Bridge Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed within such state, without giving effect to the principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Bridge Commitment Letter or the making of the Commitment and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

               Please indicate your acceptance of the Commitment and your agreement to the matters contained in this Bridge Commitment Letter by executing this document and returning it to us prior to the time of expiration set forth above.




                                   Sincerely,

                                   DLJ Bridge Finance, Inc.

                                   /s/ Paul Thompson, III
                                   ------------------------------------
                                   By:    Paul Thompson, III
                                   Title: Chief Operating Officer



Accepted and Agreed to this
July 16, 1998

DLJ Merchant Banking II, Inc.
on behalf of:

DLJ Merchant Banking Partners II, L.P.
DLJ Offshore Partners II, C.V.
DLJ Diversified Partners, L.P.
DLJMB Funding II, Inc.
DLJ First ESC, L.P.
DLJ First ESC II, L.P.
UK Investment Plan 1997 Partners
DLJ Merchant Banking Partners II, A, L.P.
DLJ Diversified Partners - A, L.P.
DLJ EAB Partners, L.P.
DLJ Millenium Partners, L.P.
DLJ Millenium Partners - A, L.P.

/s/ Thompson Dean
-------------------------------
By: Thompson Dean
Title: Managing Director


                      SUMMARY OF TERMS AND CONDITIONS
                      -------------------------------

               Set forth below is a summary of the terms of each of the Bridge Securities and the conditions to the obligation of DLJ Bridge to purchase any Bridge Securities. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Bridge Commitment Letter to which this Summary of Terms and Conditions is attached and of which it forms a part.

                 Senior Subordinated Increasing Rate Notes
                 -----------------------------------------

Issuer: Holdco II or, at the option of DLJ Bridge, such other entity(ies) as shall at the relevant time be the borrower(s) under the Bank Facilities.

Issue: Senior Subordinated Increasing Rate Notes (the "Subordinated Bridge Notes").

Use of Proceeds:    Proceeds will be used to finance in part the
                    consummation of the Transaction.

Principal Amount:   Up to $100.0 million.

Price:              100% of principal amount.

Interest Rate:      Interest shall be payable at the prime rate plus
                    a spread (the "Spread"). The Spread will initially be 150 basis points. If the Subordinated Bridge Notes are not retired in whole by the end of the first six month period following the date of funding of the Subordinated Bridge Notes (the "Funding Date"), the
                    Spread will increase by 100 basis points and shall continue to increase by an additional 50 basis points at the end of each subsequent three month period until the first anniversary of the Funding Date.

                    Commencing on the first anniversary of the Funding Date, interest shall be payable at the greater of the following as of the beginning of each quarterly period:
                    (i) the prime rate plus 350 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Subordinated Bridge Notes are outstanding; (ii) the Treasury Rate (as defined below) plus 650 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Subordinated Bridge Notes are outstanding; (iii) the DLJ High Yield Index Rate plus 250 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Subordinated Bridge Notes are outstanding; and (iv) the rate in effect on the day immediately preceding the first anniversary of the Funding Date plus 50 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Subordinated Bridge Notes are outstanding. For purposes of this Summary of Terms and Conditions, the "prime rate" means the prime or reference rate as announced from time to time by The Bank of New York and the "Treasury Rate" means the rate applicable to the most recent auction of direct obligations of the United States having a maturity closest to the Subordinated Bridge Notes, as published by the Board of Governors of the Federal Reserve System.

                    Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Subordinated Bridge Notes exceed seventeen percent (17.00%), nor shall the per annum interest rate on the Subordinated Bridge Notes be lower than ten percent (10.00%). In addition, that portion, if any, of any interest payment representing a per annum interest rate in excess of fifteen percent (15.00%) may be paid by increasing the principal amount of the Subordinated Bridge Notes by an amount equal to such excess portion of interest.

Maturity:           The Subordinated Bridge Notes will mature on the
                    first anniversary of the Funding Date, provided however, that the maturity of the Subordinated Bridge
                    Notes will be automatically extended until the date which is six (6) months after the date of the original final stated maturity of the Bank Facilities if, on the first anniversary of the Funding Date, the following conditions are met: (i) there shall exist no default under the Subordinated Bridge Notes; (ii) there shall have been no default under the Bank Facilities or any other debt instrument of any member of the Credit
                    Group; and (iii) all fees and expenses due to DLJ
                    Bridge and DLJSC as of such date shall have been paid in full.

Mandatory
 Redemption:        The Issuer will redeem or prepay the Subordinated Bridge
                    Notes with, subject to certain agreed exceptions, (i) the net proceeds from the issuance of any debt or equity securities or other indebtedness (other than indebtedness under the Bank Facilities and the Holdco
                    Bridge Notes or the Common Stock issued in connection with the Transaction) by any member of the Credit Group
                    (the "Permanent Financing"); or (ii) the net proceeds from asset sales (other than sales of "margin stock" as defined in Regulation U ("Margin Stock")) by any member of the Credit Group in excess of the amount thereof required to be paid to the banks under the Bank
                    Facilities, in each case at par plus accrued interest, provided, that the redemption price shall be one hundred three percent (103.0%) of par plus accrued interest if the Subordinated Bridge Notes are redeemed with or in anticipation of funds raised by any means other than a transaction in which DLJSC or any of its affiliates has acted as sole manager or sole agent to the Credit Group or, in the case of any bank-style senior financing, syndication agent or arranger;
                    provided further, that after the first anniversary of the Funding Date, the Subordinated Bridge Notes may be redeemed or prepaid at 100% of principal plus accrued interest unless (a) (i) prior to such first anniversary DLJSC delivered to a member of the Credit
                    Group a proposal to market securities of a member of the Credit Group to one or more financially responsible institutional investors (or a commitment from DLJSC to underwrite the public sale of securities of a member of the Credit Group, on a firm commitment basis), on financial and other terms and conditions no less favorable to the issuer than those generally available in the United States capital markets to issuers of securities having a creditworthiness comparable to that of such issuer, in an amount sufficient to redeem all the Subordinated Bridge Notes (a "Bona Fide Proposal"), and (ii) such issuer did not authorize DLJSC to execute such Bona Fide Proposal; it being understood that no such proposal shall be deemed to be a Bona Fide
                    Proposal if DLJSC fails to execute such proposal on substantially the terms proposed, or (b) the Company and DLJSC have agreed in their reasonable judgment that no such Bona Fide Proposal could be made.

Interest Payments:  Interest on the Subordinated Bridge Notes
                    will be payable in cash, quarterly in arrears (except as provided above).

Optional
  Redemption:       The Subordinated Bridge Notes will be callable, in
                    whole or in part, upon not less than 10 days written notice, at the option of the Issuer at any time at par plus accrued interest to the redemption date; provided, that the redemption price shall be one hundred three percent (103.0%) of par plus accrued interest if the Subordinated Bridge Notes are refunded (whether at the time of redemption or maturity) with or in anticipation of funds raised by any means other than a transaction in which DLJSC or any of its affiliates has acted as sole agent or sole manager to the Credit Group or, in the case of any bank-style senior financing, syndication agent or arranger; provided further, that after the first anniversary of the Funding Date, the Subordinated Bridge Notes may be redeemed or prepaid at 100% of principal plus accrued interest unless DLJSC has delivered a Bona Fide Proposal or the Issuer and DLJSC have agreed in their reasonable judgment that no such Bona Fide Proposal could be made.

                    Commencing on the earliest to occur of (i) the first anniversary of the Funding Date and (ii) refusal by the Issuer to execute a Bona Fide Proposal (such earlier event, the "First Anniversary"), DLJ Bridge shall have the right to resell the Subordinated Bridge Notes on a fixed rate basis to unrelated third parties. In the event that DLJ Bridge elects to proceed with such fixed rate sale, the interest rate on any Subordinated Bridge Notes may be fixed at a market rate to be determined by DLJ Bridge provided that such rate will not exceed seventeen percent (17.00%). In such event, any such Subordinated Bridge Notes will be callable thereafter at par plus accrued interest plus a make-whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half percent (0.50%). DLJ Bridge agrees that it shall give the Issuer ten (10) days notice prior to fixing the rate of the Subordinate Bridge Notes.

Subordination:      The Subordinated Bridge Notes will be subordinated to
                    the Bank Facilities and certain refinancings thereof
                    (collectively, the "Designated Senior Debt").  See
                    Exhibit B to the Bridge Commitment Letter.

Guarantees:         Acquisitionco will issue a senior subordinated
                    guarantee in favor of the Subordinated Bridge Notes.
                    Upon the occurrence of the Merger the direct and indirect affiliates of the Credit Group which are guarantors of the Bank Facilities will issue senior subordinated guarantees in favor of the Subordinated
                    Bridge Notes.

Registration
  Rights: The Issuer will file, and will use its best efforts to cause to become effective, a "shelf" registration statement with respect to the Subordinated Bridge Notes as soon as practicable after the First Anniversary.
                    The Issuer will keep the registration statement for the Subordinated Bridge Notes effective until all of the Subordinated Bridge Notes have been redeemed or sold. If a "shelf" registration statement for the Subordinated Bridge Notes has either (i) not been filed within 60 days after the First Anniversary, or (ii) not been declared effective 120 days after the First Anniversary, the interest rate on the Subordinated Bridge Notes shall be increased by 50 basis points until such time as such registration statement has become effective. The interest rate on the Subordinated Bridge Notes shall also be increased by 50 basis points for any period of time following the effectiveness of such registration statement that the registration statement is not available for resales thereunder. In addition, the holders of the Subordinated Bridge Notes will have the right to "piggy-back" in the registration of any debt or equity securities which are registered by the Company unless all of the Subordinated Bridge Notes will be redeemed from the proceeds of such securities.

Extension Fee:      On the occurrence of the First Anniversary, the
                    Issuer shall pay to DLJ Bridge a cash duration fee (the
                    "Extension Fee") in an amount equal to three percent
                    (3.00%) of the principal amount of the Subordinated
                    Bridge Notes outstanding on such date. Upon payment of the Extension Fee, the redemption price for the Subordinated Bridge Notes in all cases shall be 100% of principal plus accrued interest.

Right to Resell
  Bridge Financing: DLJ Bridge shall have the absolute and unconditional right to resell or assign the Subordinated Bridge Notes in compliance with applicable law to any third party at any time.

Representations and
  Warranties:       The Securities Purchase Agreement will contain
                    representations and warranties to DLJ Bridge and holders of the Subordinated Bridge Notes which are usual and customary for transactions of this nature or required by DLJ Bridge for this Transaction in particular, including, but not limited to: (i)
                    Corporate Existence and Power; (ii) Authorization,
                    Execution and Enforceability of Material Agreements;
                    (iii)  Governmental Authorization;  (iv)  Non-
                    Contravention of Laws or Material Agreements; (v)
                    Financial Information; (vi)  Litigation; (vii)
                    Taxes; (viii)  Subsidiaries; (ix)  Not an Investment
                    Company; (x) ERISA; (xi) Environmental; (xii)
                    Permits; (xiii) Leases; (xiv)  Full Disclosure;
                    (xv) Capitalization; (xvi) Solicitation;  Access to
                    Information; (xvii) Absence of Any Undisclosed
                    Liabilities; (xviii) Historical and Pro Forma
                    Financial Statements; (xix) No Material Adverse
                    Change; and (xx) Governmental Regulations. The representations will reflect that the Refinancing may occur after consummation of the Tender Offer.

Covenants:          The Securities Purchase Agreement will contain usual
                    and customary covenants for securities of this nature or required by DLJ Bridge including covenants with respect to: (i) Furnishing of Information; (ii) Use of Proceeds; (iii) Wholly Owned Subsidiaries; (iv)
                    Compliance with Laws; (v) Insurance; (vi)
                    Restrictions on Indebtedness; (vii) Restrictions on
                    Dividends and Redemptions and Repayment of Subordinated
                    Debt or Pari Passu Debt; (viii) Restrictions on the
                    Sale of Assets (other than sales of Margin Stock for fair value in cash or cash equivalents); (ix)
                    Restrictions on Business Activities; (x) Restrictions on Transactions with Affiliates; (xi) Restrictions on
                    Merger or Consolidation (other than the Merger); (xii)
                    Change of Control; (xiii) Restrictions on Liens
                    (other than Liens on Margin Stock); (xiv) Refinancing of Subordinated Bridge Notes (including provision of equity securities to the extent required to refinance the Subordinated Bridge Notes); (xv) Restrictions on
                    Investments and Acquisitions; and (xvi) Additional
                    Covenants which will not include any financial maintenance covenants or covenants regarding accelerated buy-back or sinking fund requirements.

Event of Default:   An Event of Default as defined for the Subordinated
                    Bridge Notes will include but not be limited to: (i) the failure of the Issuer to pay principal on the Subordinated Bridge Notes when due; (ii) the failure of the Issuer to pay interest or fees on the Subordinated Bridge Notes and the continuance of such failure for 5 days; (iii) the failure of the Issuer or any Guarantor to comply with any other provision, condition, covenant, promise, warranty or representation in the Securities Purchase Agreement or the Subordinated Bridge Notes, provided that in certain cases such failure continues for 30 days after notice;
                    (iv) a default under any instrument or instruments governing indebtedness of any member of the Credit
                    Group when such default causes such indebtedness to become accelerated and due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity (with exceptions to be agreed); (v) final judgments aggregating in excess of a threshold amount to be agreed rendered against any member of the Credit
                    Group and not discharged or stayed within 60 days;
                    (vi) certain events of bankruptcy, insolvency or reorganization with respect to any member of the Credit
                    Group; (vii) material misrepresentations in the Securities Purchase Agreement; (viii) unenforceability of any Guarantee; (ix) certain ERISA defaults; (x) breach under the Engagement Letter (defined below) and payment of fees to DLJ Bridge and DLJSC described in the Fee Letter or the Engagement Letter; or (xi)
                    Change of Control of any member of the Credit Group.

                    In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority where DLJ Bridge, or its affiliates, hold a majority of the aggregate principal amount of the Subordinated Bridge Notes) in aggregate principal amount of the Subordinated Bridge Notes then outstanding, by notice in writing to the Company and the agent banks under the Bank Facilities (the "Agent Banks") may declare the principal of and all accrued interest on all Subordinated Bridge Notes to be due and payable immediately. If an Event of Default specified in clause (vi) occurs, the principal of and accrued interest on the Subordinated Bridge Notes will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Subordinated Bridge Notes. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Subordinated Bridge Notes.

                    If an Event of Default shall occur and for as long as such Event of Default shall be continuing, DLJ Bridge shall have the right to appoint one (1) representative to sit on each of Holdco I's and the Issuer's Boards of Directors provided, however, that such right shall terminate if DLJ Bridge no longer retains at least 50% of the outstanding Subordinated Bridge Notes; it being understood that, should there be an Event of Default in respect of each of the Bridge Securities, DLJ Bridge shall be limited to one (1) such appointment.

Defeasance
  Provision:        None.

Governing Law:      New York.



                 Senior Pay-in-Kind Increasing Rate Notes
                 ----------------------------------------

Issuer:             Holdco I.

Issue:              Senior Pay-in-Kind Increasing Rate Notes (the "Holdco
                    Bridge Notes").

Use of Proceeds:    Same as the Subordinated Bridge Notes.

Principal Amount:   Up to $34.0 million.

Price:              100% of principal amount.

Interest Rate:      Interest shall accrue at the prime rate plus a spread (the
                    "Spread"). The Spread will initially be 500 basis points. If the Holdco Bridge Notes are not retired in whole by the end of the first six month period following the date of funding of the Holdco Bridge
                    Notes (the "Funding Date"), the Spread will increase by
                    100 basis points and shall continue to increase by an additional 50 basis points at the end of each subsequent three month period until the first anniversary of the Funding Date.

                    Commencing on the first anniversary of the Funding Date, interest shall accrue at the greater of the following as of the beginning of each quarterly period:
                    (i) the prime rate plus 700 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Holdco Bridge Notes are outstanding; (ii) the Treasury Rate (as defined below) plus 1000 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Holdco Bridge Notes are outstanding; (iii) the DLJ High Yield Index Rate plus 600 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Holdco Bridge Notes are outstanding; and (iv) the rate in effect on the day immediately preceding the first anniversary of the Funding Date plus 50 basis points, increasing by an additional 50 basis points at the end of each subsequent three month period for so long as the Holdco Bridge Notes are outstanding. For purposes of this Summary of Terms and Conditions, the "prime rate" means the prime or reference rate as announced from time to time by The Bank of New York and the "Treasury Rate" means the rate applicable to the most recent auction of direct obligations of the United States having a maturity closest to the Holdco Bridge Notes, as published by the Board of Governors of the Federal Reserve System.

                    Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Holdco Bridge Notes exceed seventeen percent (17.00%), nor shall the per annum interest rate on the Holdco Bridge Notes be lower than ten percent (10.00%).

Maturity:           Same as the Subordinated Bridge Notes.

Mandatory
  Redemption:       Holdco I will redeem or prepay the Holdco Bridge Notes
                    with, subject to certain agreed exceptions, (i) the net proceeds (other than proceeds used to redeem or prepay the Subordinated Bridge Notes) from the issuance of any debt or equity securities or other indebtedness (other than indebtedness under the Bank Facilities and the Subordinated Bridge Notes or the Common Stock issued in connection with the Transaction) by any member of the Credit Group (the "Permanent Financing"); or (ii) the net proceeds from asset sales (other than sales of Margin Stock) by any member of the Credit Group in excess of the amount thereof required to be paid to the banks under the Bank Facilities or the holders of the Subordinated Bridge Notes, in each case at par plus accrued interest, provided, that the redemption price shall be one hundred three and one-half (103.5%) of par plus accrued interest if the Holdco Bridge Notes are redeemed with or in anticipation of funds raised by any means other than a transaction in which DLJSC or any of its affiliates has acted as sole agent or sole manager to the Credit Group or, in the case of any bank-style financing, syndication agent or arranger; and provided further, that after the first anniversary of the Funding Date, the Holdco Bridge Notes may be redeemed at 100% of principal plus accrued interest unless DLJSC has delivered a Bona Fide Proposal or Holdco I and DLJSC have agreed in their reasonable judgment that no such Bona Fide Proposal could be made.

Interest Payments:  Interest on the Holdco Bridge Notes will be payable quarterly, in arrears, by increasing the principal amount of the Holdco Bridge Notes by the amount of interest due on such interest payment date.

Optional
  Redemption:       The Holdco Bridge Notes will be callable, in whole or in
                    part, upon not less than 10 days written notice, at the option of Holdco I, at any time at par plus accrued interest to the redemption date; provided, that the redemption price shall be one hundred three and one-half (103.5%) of par plus accrued interest if the Holdco Bridge Notes are refunded (whether at the time of redemption or maturity) with or in anticipation of funds raised by any means other than a transaction in which DLJSC or any of its affiliates has acted as sole agent or sole manager to the Credit Group or, in the case of any bank-style financing, syndication agent or arranger; provided further, that twelve (12) months after the Funding Date, the Holdco Bridge Notes may be redeemed or prepaid at 100% of principal plus accrued interest unless DLJSC has delivered a Bona Fide
                    Proposal or Holdco I and DLJSC have agreed in their reasonable judgment that no such Bona Fide Proposal could be made.

                    Commencing on the earliest to occur of (i) the first anniversary of the Funding Date and (ii) refusal by the relevant issuer to execute a Bona Fide Proposal (such earlier event, the "First Anniversary"), DLJ Bridge shall have the right to resell the Holdco Bridge Notes on a fixed rate basis. In the event that DLJ Bridge elects to proceed with such fixed rate sale, the interest rate on any Holdco Bridge Notes may be fixed at a rate to be determined by DLJ Bridge provided that such rate will not exceed seventeen percent (17.00%). In conjunction with such fixed rate sale, DLJ Bridge may use any unused Escrowed Warrants, as defined below, in order to facilitate such sale. In such event, any such Holdco Bridge Notes will be callable thereafter at par plus accrued interest plus a make-whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half percent (0.50%). DLJ Bridge shall agree that they shall give Holdco I ten
                    (10) days notice prior to fixing the rate of the Holdco Bridge Notes.

Ranking: The Holdco Bridge Notes will be subordinated to any guarantees of the Bank Facility and the Subordinated Bridge Notes or refinancings thereof and all Designated Senior Debt and the Subordinated Bridge Notes, but will rank senior to all other Holdco I debt.

Guarantees:         None.

Registration
  Rights:           Same as the Subordinated Bridge Notes.

Extension Fee:      Upon the occurrence of the First Anniversary, Holdco I
                    shall pay to DLJ Bridge a cash duration fee (the
                    "Holdco Extension Fee") in an amount equal to three and one-half percent (3.50%) of the principal amount of the Holdco Bridge Notes outstanding on such date. Upon payment of the Holdco Extension Fee, the redemption price for the Holdco Bridge Notes in all cases shall be 100% of principal plus accrued interest.

Right to Resell
  Bridge Financing: Same as the Subordinated Bridge Notes.

Representations and
  Warranties:       Same as the Subordinated Bridge Notes.

Covenants:          Same as the Subordinated Bridge Notes.

Event of Default:   An Event of Default as defined for the Holdco
                    Bridge Notes will include but not be limited to: (i) the failure of Holdco I to pay principal on the Holdco
                    Bridge Notes when due; (ii) the failure of Holdco I to pay interest or fees on the Holdco Bridge Notes and the continuance of such failure for 5 days; (iii) the failure of Holdco I to comply with any other provision, condition, covenant, promise, warranty or representation in the Securities Purchase Agreement or the Holdco Bridge Notes, provided that in certain cases such failure continues for 30 days after notice; (iv) a default under any instrument or instruments governing indebtedness of Holdco I, the Company or any of its subsidiaries when such default causes such indebtedness to become due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity
                    (with exceptions to be agreed); (v) after consummation of the Merger, a default under any instrument or instruments governing indebtedness (other than guarantees by Holdco I of indebtedness of the Company or any of its subsidiaries) of Holdco I when such default allows holders of such indebtedness to cause such indebtedness to become due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity in an aggregate principal amount exceeding a threshold amount to be agreed; (vi) final judgments aggregating in excess of a threshold amount to be agreed rendered against any member of the Credit
                    Group and not discharged or stayed within 60 days;
                    (vii) certain events of bankruptcy, insolvency or reorganization with respect to any member of the Credit
                    Group; (viii) material misrepresentations in the Securities Purchase Agreement; (ix) certain ERISA defaults; (x) breach under the Engagement Letter
                    (defined below) and payment of fees to DLJ Bridge and DLJSC described in the Fee Letter or the Engagement
                    Letter; or (xi) Change of Control of any member of the Credit Group.

                    In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority where DLJ Bridge or their affiliates, hold a majority of the aggregate principal amount of the Holdco Bridge Notes) in aggregate principal amount of the Holdco Bridge Notes then outstanding, by notice in writing to Holdco I and the Agent Banks may declare the principal of and all accrued interest on all Holdco Bridge Notes to be due and payable immediately. If an Event of Default specified in clause (vii) occurs, the principal of and accrued interest on the Holdco Bridge Notes will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Holdco Bridge Notes. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Holdco Bridge Notes.

                    If an Event of Default shall occur and for as long as such Event of Default shall be continuing, DLJ Bridge shall have the right to appoint one (1) representative to sit on each of Holdco I's and the Company's Boards of Directors provided, however, that such right shall terminate if DLJ Bridge no longer retains at least 50% of the outstanding Holdco Bridge Notes; it being understood that, should there be an Event of Default in respect of each of the Bridge Securities, DLJ Bridge shall be limited to one (1) such appointment.

Equity Amount
  Escrowed:         On the Funding Date, warrants (the "Escrowed Warrants")
                    representing twenty five percent (25.00%) of the fully-diluted common stock of Holdco I as determined in accordance with GAAP will be placed in an escrow account. To the extent necessary, the number of warrants of Holdco I placed in escrow shall be increased to ensure that upon consummation of the Transaction, the number of Escrowed Warrants held in the corporation surviving the Transaction shall represent twenty five percent (25.00%) of the fully-diluted common stock of the surviving corporation as determined in accordance with GAAP.

                    The Escrowed Warrants will be exercisable at a price equal to $0.01 per share for a period of seven (7) years from the date such Escrowed Warrants are released from escrow and will have customary anti-dilution provisions, tag-along rights and "piggy-back" registration rights.

                    If the refinancing of 100% of the Holdco Bridge Notes is not completed within the periods following the Funding Date set forth in Column A below, Escrowed Warrants exercisable into the percentage of Holdco I's fully-diluted common stock set forth in Column B shall be released from escrow to holders of the Holdco Bridge Notes pro rata in accordance with the principal amount of Holdco Bridge Notes held by each such holder and such holders shall be entitled to retain such released Escrowed Warrants.

                                          A                      B
                               ------------------------      ---------
                               Up to 90 days                   0.000%
                               91-180 days                     1.000%
                               181-270 days                   1.5000%
                               271-360 days                   2.5000%
                               361-450 days                    5.000%
                               451-540 days                    0.750%
                               541-640 days                    0.750%
                               641-730 days                    1.500%
                               731-820 days                    1.500%
                               821-910 days                    1.875%
                               911-1000 days                   1.875%
                               1001-1090 days                  2.250%
                               1091-1180 days                  2.250%
                               1181 days and thereafter        2.250%
                                                              ------
                                                              25.000%
                                                              ======

                    Any Escrowed Warrants to which the holders of the Bridge Securities are not entitled as set forth above shall be returned to Holdco I for cancellation.

Escrow: The Escrowed Warrants will be held, undated, in escrow by Snoga, Inc., an affiliate of DLJ Bridge, from the Funding Date.

Defeasance
  Provision:        None.

Governing Law:      New York.



                       Securities Purchase Agreement
                       -----------------------------

               The Commitment of DLJ Bridge to purchase the Bridge Securities will be subject to the execution of definitive documentation including one or more definitive securities purchase agreements (the "Securities Purchase Agreement"), which will contain the terms and conditions set forth herein and such other conditions precedent, covenants, representations, warranties, events of default and other provisions as are customary for financings of this kind.

Conditions to
  Funding: The funding of the Bridge Securities will be subject to concurrent satisfaction of the following conditions precedent deemed appropriate by DLJ Bridge for leveraged financing generally and for this transaction in particular, including but not limited to the following:

                    (i) The Tender Offer shall have been consummated in accordance with the Merger Agreement and any material related documentation, all of which will be satisfactory in form and substance to DLJ Bridge. DLJ Bridge acknowledges that the Merger Agreement is currently satisfactory in form and substance to DLJ Bridge. There shall not be any amendment, modification or waiver of any of the terms or conditions of the Merger Agreement or any material related documentation without the prior written consent of DLJ Bridge. In addition, all loan documentation and other documentation relating to the Bridge Securities shall have been executed and shall be in form and substance satisfactory to DLJ Bridge and in compliance with all applicable laws and regulations;

                    (ii) Holdco I shall have issued not less than
                         $65.0 million in Common Stock to be
                         purchased, in cash, by the Equity Investor. In addition, Holdco II will have in place the Term Loan Facility and a commitment to provide the Revolving Credit Facility to the Company, and the covenants and other terms and conditions of which shall be reasonably satisfactory in all respects to DLJ Bridge, it being understood that the terms and conditions set forth in the Bank Facilities Commitment Letter dated July 16,
                         1998 are satisfactory to DLJ Bridge. The aggregate indebtedness of the Credit Group at closing shall not exceed $224.6$ million;

                   (iii) DLJ Bridge has completed, and is satisfied with
                         the results of, its business, tax, legal, accounting, and environmental due diligence investigations of the Company and its subsidiaries. This condition is deemed satisfied or waived unless any additional information is disclosed to or discovered by DLJ Bridge which is inconsistent with the information heretofore provided to DLJ Bridge and which DLJ Bridge reasonably deems materially adverse in respect of the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Company and its subsidiaries. DLJ Bridge is not currently aware of any such additional information referred to above;

                    (iv) Receipt of (a) consolidated financial statements
                         of the Credit Group including balance sheets and income and cash flow statements as of the end of and for each of the last three fiscal years audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with the report thereon; (b) unaudited selected financial information of the Credit Group meeting the requirements of Item 301 (a) of Regulation S-K for the two fiscal years immediately preceding the last three fiscal years; and (c) unaudited interim financial statements of the Credit Group, prepared in each case in the same manner as the historical audited statements for the most recently ended quarterly period and for the same quarterly period during the most recently ended fiscal year;

                     (v) Receipt of a consolidating pro forma balance
                         sheet of Holdco I as of the closing date, giving effect to the Transaction and the transactions contemplated by the Tender Offer and reflecting estimated transaction related accounting adjustments, prepared by independent public accountants of recognized national standing;

                    (vi) The corporate, tax, capital and ownership
                         structure (including articles of incorporation and by-laws), shareholders agreements and management of the Credit Group before and after the Transaction shall be consistent with that previously described to DLJ Bridge or otherwise satisfactory to DLJ Bridge in all respects;

                   (vii) Receipt of solvency letters and solvency
                         certificates if, and to the extent that, any lenders under the Bank Facilities are provided such letters and certificates, in each case addressed to DLJ Bridge;

                  (viii) Receipt of all material governmental, shareholder
                         and third party consents, (including Hart-Scott-Rodino clearance, if required), and approvals necessary or desirable in connection with the Transaction and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Transaction or such other transactions or that could seek or threaten to restrain, prevent or impose any materially adverse conditions on any of the forgoing, and no law or regulation shall be applicable which in the judgment of DLJ Bridge could have any such effect;

                    (ix) Absence of any material adverse change in the
                         business, condition (financial or otherwise), operations, performance or properties of any member of the Credit Group since the end of the most recently ended fiscal year for which audited financial statements have been provided to DLJ Bridge or in the facts and information as represented to date;

                     (x) Absence of any action, suit, investigation,
                         litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Bridge Securities or the refinancing thereof or that could reasonably be expected to have a material adverse effect on the Transaction or the Bridge Securities or any of the other transactions contemplated hereby or on the property, financial condition, operations or business of the Credit Group;

                    (xi) DLJ Bridge shall have received reasonably
                         satisfactory opinions of counsel to the Credit Group as to the transactions contemplated hereby (including without limitation compliance with all applicable securities laws), and such corporate resolutions, certificates and other documents as DLJ Bridge shall reasonably request;

                   (xii) Absence of any Event of Default or event that,
                         with notice and/or the passage of time, could become an Event of Default and satisfaction as to the accuracy of all representations and warranties;

                  (xiii) A letter (the "Engagement Letter") shall have
                         been executed between the Credit Group and DLJSC;

                   (xiv) All fees and expenses due to DLJ Bridge in
                         connection with the purchase of the Bridge
                         Securities or to DLJSC as set forth in the Engagement Letter or otherwise shall have been paid in full;

                    (xv) Absence of any disruption or adverse change in
                         the financial or capital markets generally which could reasonably be expected to materially adversely affect the purchase of the Bridge Securities or the refinancing thereof; and

                   (xvi) DLJ Bridge shall have received any required
                         consent from the Bank Facilities lenders concerning the anticipated terms and conditions of the Bridge Securities and the Permanent Financing including the application of the proceeds from any such financing. Such terms will include usual and customary terms for securities of this type.



                                 EXHIBIT A
                                 ---------

               In consideration of the commitment given by DLJ Bridge Finance, Inc., a Delaware corporation ("DLJ Bridge"), with respect to the Transaction involving the Equity Investor and the Credit Group pursuant to the Bridge Commitment Letter between the Equity Investor and DLJ Bridge of which this
Exhibit is a part (such Bridge Commitment Letter, together with all Exhibits attached thereto, is referred to herein as the "Commitment"), the Equity Investor (the "Indemnifying Party") agrees to indemnify and hold harmless DLJ Bridge, its affiliates, and each person, if any, who controls DLJ Bridge, or any of its affiliates, within the meaning of the Securities Act of 1933, as amended (the "Act") or the Securities Exchange Act of 1934, as amended (a "Controlling Person"), and the respective partners, agents, employees, officers and directors of DLJ Bridge, its affiliates, and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties" or the "DLJ Bridge Group"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not DLJ Bridge Group is a party thereto) arising out of, or in connection with any activities contemplated by, the Commitment or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated by the Commitment, including any eventual resale or refinancing of any Subordinated Bridge Notes (as defined in the Commitment), provided that the Indemnifying Party will not be responsible for any claims, liabilities, losses, damages or expenses to the extent they are determined by final judgment of a court of competent jurisdiction to result from DLJ Bridge Group's gross negligence, willful misconduct or bad faith. The Indemnifying Party also agrees that (i) DLJ Bridge Group shall have no liability (except for breach of provisions of the Bridge Commitment Letter of which this Exhibit A is a part) for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnifying Party except to the extent they are determined by final judgment of a court of competent jurisdiction to result from DLJ Bridge Group's gross negligence, willful misconduct or bad faith and
(ii) DLJ Bridge Group shall in no event have any liability to the Equity Investor or any member of the Credit Group on any theory of liability for punitive damages arising out of, in connection with, or as a result of, the Bridge Commitment Letter.

               In case any action shall be brought against DLJ Bridge Group with respect to which indemnity may be sought against the Indemnifying Party under this agreement, DLJ Bridge Group shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if requested by DLJ Bridge or if the Indemnifying Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to DLJ Bridge and payment of all reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligations the Indemnifying Party may have to DLJ Bridge Group under the Commitment or otherwise unless the Indemnifying Party is materially adversely affected by such failure. DLJ Bridge Group shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of DLJ Bridge Group, unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to DLJ Bridge or (ii) the named parties to any such action (including any impleaded parties) include DLJ Bridge Group and the Indemnifying Party, and DLJ Bridge Group shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by DLJ Bridge. The Indemnifying Party shall not be liable for any settlement of any such action effected without the written consent of the Indemnifying Party (which shall not be unreasonably withheld) and the Indemnifying Party agrees to indemnify and hold harmless DLJ Bridge Group from and against any loss or liability by reasons of settlement of any action effected with the consent of the Indemnifying Party. In addition, the Indemnifying Party will not, without the prior written consent of DLJ Bridge, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not DLJ Bridge is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of DLJ Bridge and the other Indemnified Parties, satisfactory in form and substance to DLJ Bridge, from all liability arising out of such action, claim, suit or proceeding.

               If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and by DLJ Bridge on the other from the Transaction contemplated by the Commitment or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and DLJ Bridge on the other, but also the relative fault of the Indemnifying Party and DLJ Bridge as well as any other relevant equitable considerations. Notwithstanding the provisions of this Exhibit A, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by DLJ Bridge pursuant to the Commitment. It is hereby further agreed that the relative benefits to the Indemnifying Party on the one hand and DLJ Bridge on the other with respect to any Transaction shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to (ii) the fees paid to DLJ Bridge with respect to such Transaction. The relative fault of the Indemnifying Party on the one hand and DLJ Bridge on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or by DLJ Bridge and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Indemnifying Party may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of the Commitment, and (iii) shall remain operative and in full force and effect regardless or any investigation made by or on behalf of the DLJ Bridge or any other Indemnified Party.



                                 EXHIBIT B
                                 ---------

                         Subordination Provisions
                         ------------------------

               Set forth below is substantially the form of subordination provisions for the Subordinated Bridge Notes (the "Financing") which will be set forth in the Definitive Documents, subject to conforming changes.

                (a) Notes Subordinated to Designated Senior Debt.  The
                    Issuer for itself and its successors, and each Holder, by its acceptance of the Financing, agrees that the payment of the Subordinated Obligations [to be defined to mean principal and interest (including post-petition interest as provided below) on the Subordinated Bridge Notes and any claim for rescission or damages in respect thereof under any applicable law] by the Issuer is subordinated, to the extent and in the manner provided in this Section, to the prior payment of Designated Senior Debt; provided that the provisions of this Section do not apply to, and the Financing is not subordinated in respect of, the proceeds of the Permanent Financing.

                    This Section will constitute a continuing offer to all persons who, in reliance upon its provisions, become holders of, or continue to hold, Designated Senior Debt, and such provisions are made for the benefit of the holders of Designated Senior Debt, and such holders are made obligees under this Section and they and/or each of them may enforce its provisions.

                (b) No Payment on Notes in Certain Circumstances.

                       (i) No payment will be made on account of the
                           Subordinated Obligations, or to acquire any of the Notes for cash or property other than capital stock of the Issuer, or on account of the redemption provisions of the Financing (x) upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Designated Senior Debt shall first be paid in full or provided for in cash or cash equivalents or such payment duly provided for or (y) in the event that the Issuer defaults in the payment of any principal of or interest on or any other amounts payable on or due in connection with any Designated Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been cured or waived in writing.

                      (ii) Upon the happening of any event of default (or
                           if an event of default would result upon any payment with respect to the Subordinated Obligations) with respect to any Designated Senior Debt, as such event of default is defined in the instruments evidencing such Designated Senior Debt or under which it is outstanding, permitting the holders to accelerate its maturity (if the default is other than default in payment of the principal of or interest on or any other amount due in connection with such Designated Senior Debt) upon written notice of the event of default given to the Issuer by the holders of such Designated Senior Debt, then, unless and until such event of default has been cured or waived in writing, no payment will be made by the Issuer with respect to the Subordinated Obligations or to acquire any of the Notes for cash, property or securities; provided that this paragraph (ii) will not prevent the making of any payment for a period of more than 179-days after the date the written notice of the default is given unless such Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within that period, and that declaration has not been rescinded. If such Designated Senior Debt is not declared due and payable within 179-days after the written notice of the default is given, promptly after the end of the 179-day period the Issuer will pay all sums not paid during the 179-day period because of this paragraph (ii) unless paragraph
                           (i) above is then applicable. During any 360-day consecutive period only one such period during which payment of principal of, or interest on, the Financing may not be made may commence and the duration of such period may not exceed 179 days.

                     (iii) If any payment or distribution of assets of the
                           Issuer is received by any Holder in respect of the Subordinated Obligations at a time when that payment or distribution should not have been made because of paragraph (i) or (ii), such payment or distribution will be received and held in trust for and will be paid over to the holders of Designated Senior Debt which is due and payable and remains unpaid or unprovided for (pro rata as to each of such holders on the basis of the respective amounts of Designated Senior Debt which is due and payable held by them) until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

                (c) Notes Subordinated to Prior Payment of all Designated
                    Senior Debt on Dissolution, Liquidation or
                    Reorganization. Upon any distribution of assets of the Issuer upon any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency, receivership or similar proceeding related to the Issuer or its property or upon an assignment for the benefit of creditors or otherwise):

                       (i) the holders of all Designated Senior Debt will
                           first be entitled to receive payment in full or provision for payment in full in cash or cash equivalents of the principal of and interest due on Designated Senior Debt and other amounts due in connection with Designated Senior Debt (including interest accruing subsequent to an event specified in Sections _____ [certain bankruptcy events] and ___________ [winding up] at the rate provided for in the documents governing such Designated Senior Debt, whether or not such interest is an allowed claim enforceable against the debtor in a Bankruptcy case under Title 11 of the United States Code), before the Holders are entitled to receive any payment on account of the principal of or interest on the Notes;

                      (ii) any payment or distribution of assets of the
                           Issuer of any kind or character, whether in cash, property or securities, to which the Holders would be entitled except for the provisions of this Section will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Designated Senior Debt or their representatives to the extent necessary to make payment in full or provision for payment in full in cash or cash equivalents of all Designated Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt ; and

                     (iii) if, notwithstanding the foregoing, any payment
                           or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities is received by the Holders on account of the Subordinated Obligations before all Designated Senior Debt is paid in full or provided for in cash or cash equivalents, such payment or distribution will be received and held in trust for and will be paid over to the holders of the Designated Senior Debt remaining unpaid or unprovided for or their representatives for application to the payment of such Designated Senior Debt until all such Designated Senior Debt has been paid in full or provided for in cash or cash equivalents, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

                           The Issuer will give prompt written notice to the Holders of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors and of any event of default in respect of Designated Senior Debt.

                (d) For purposes of this Section, the words "cash,
                    property or securities" shall not be deemed to include
                    (x) shares of capital stock of the Issuer as reorganized or readjusted, (y) securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Financing, to the payment of all Designated Senior Debt then outstanding or (z) any payment or distribution of securities of the Issuer or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect has been given, to subordination of the Financing to Designated Senior Debt and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or similar law. For purposes of this Section, "payment on the account of the Subordinated Obligations" shall not include the Escrowed Warrants, any shares issued upon exercise of the Escrowed Warrants or any sale or transfer of any of the foregoing.

                (e) Holders to be Subrogated to Rights of Holders of
                    Designated Senior Debt. Following the payment in full or provision for payment in full of all Designated Senior Debt, the Holders will be subrogated to the rights of the holders of Designated Senior Debt to receive payments or distributions of assets of the Issuer applicable to the Designated Senior Debt until all amounts owing on the Financing have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Designated Senior Debt by or on behalf of the Issuer or by or on behalf of the Holders by virtue of this Section which otherwise would have been made to the Holders will, as between the Issuer and the Holders, be deemed to be payment by the Issuer to or on account of the Designated Senior Debt, it being understood that the provisions of this Section are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Designated Senior Debt, on the other hand.

                (f) Obligations of the Issuer Unconditional.  Nothing
                    contained in this Section or elsewhere in the Notes is intended to or will impair, as between the Issuer and the Holders, the obligations of the Issuer, which are absolute and unconditional, to pay to the Holders the Subordinated Obligations as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holders and creditors of the Issuer other than the holders of the Designated Senior Debt, nor will anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Financing, subject to the rights if any, under this Section of the holders of Designated Senior Debt in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy.

                (g) Subordination Rights not Impaired by Acts or Omissions
                    of the Issuer or Holders of Designated Senior Debt. No right of any present or future holders of any Designated Senior Debt to enforce subordination as provided herein will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act by any such holder, or by any noncompliance by the Issuer with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Designated Senior Debt may extend, renew, modify or amend the terms of the Designated Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Issuer, all without affecting the liabilities and obligations of the parties to the document or the Holders. No amendment to these provisions will be effective against the holders of the Designated Senior Debt who have not consented thereto in writing.

                (h) Not to Prevent Events of Default.  The failure to make a payment on account of the Subordinated Obligations by reason of any provision of this Section will not be construed as preventing the occurrence of an Event of Default.